Exhibit 99.1

KIMBALL INTERNATIONAL ENACTS SALARY REDUCTION PLAN

JASPER, IN (February 18, 2009) -- Kimball International, Inc. (NASDAQ: KBALB), announced that the Compensation Committee of the Company's Board of Directors has approved an across the board pay reduction plan for all salaried employees. The salary reductions will affect all U.S. employees and appropriate commensurate actions are being considered and implemented worldwide in accordance with local laws and practices in the Company's international operations. The pay reduction is part of a broader strategy of actions being taken to conserve cash, improve operating liquidity, and to stabilize or lower overall cost structures in the face of global economic conditions affecting Kimball's markets, as well as the uncertainty of the timing and rate of a recovery.

Approved by the Committee was a reduction in compensation for Kimball CEO Jim Thyen, who will receive a 10% cut in annual base pay. The Company will also reduce base pay compensation for all Officers by 5%, as well as a 3% reduction for all other salaried personnel. It is estimated the pay reductions will total approximately $3 million in annual savings. The reductions will go into effect with pay periods beginning February 23, 2009 for Mr. Thyen and the Officers, and with pay periods beginning March 23, 2009 for all other personnel.

Kimball CEO Thyen noted, "We have previously avoided 'across the board' pay reductions because our long standing profit sharing bonus program makes Kimball's compensation more 'self adjusting' than most other companies, and has already had the effect of reducing compensation, but prudent cash management in these economic times requires extraordinary action."

The credit crisis, the financial and housing meltdown, followed by the significant decline in consumer confidence has had a very negative effect on Kimball's markets and thus on the Company. Economists, industry analysts and trade associations (such as BIFMA; MMI; PFK-HR) all indicate continued decline, reduced demand and a deeper recession, until unemployment and consumption reverse their trends. Amid economic conditions not seen in decades, the extremely uncertain sales outlook requires action beyond the normal variation afforded by the Company's profit sharing bonus program.

Cash preservation actions such as this have become commonplace among American businesses within the last sixty days as economic conditions have worsened and companies seek to stabilize their positions and protect themselves for an indefinite period of very uncertain liquidity.

About Kimball International:
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. (NASDAQ: KBALB) provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries, sold under the Company's family of brand names.

To learn more about Kimball International, Inc., visit the Company's website on the Internet at: www.kimball.com

"Kimball International ... We Build Success!"